December [●], 2025

Re:    Retention Agreement

Dear [_____________]:

As you are aware, Axalta Coating Systems, Ltd. (“Axalta”) has entered into a merger agreement, dated November 18, 2025 (the “Signing Date”), as amended from time to time (the “Merger Agreement”), with AkzoNobel N.V. (“AkzoNobel”) that contemplates a combination of Axalta and AkzoNobel (the “Transaction”, and the combined company resulting from such Transaction, the “Combined Company”). Your role has been identified as integral to the success of the Transaction and of the Combined Company, and therefore we would like to provide you with an additional incentive to continue your employment with Axalta Coating System, LLC (the “Company”) and its affiliates. We, therefore, are pleased to offer you this Retention Agreement (this “Agreement”) to incentivize you to remain with the Company.

1.    Eligibility for Retention Bonus.

You have been selected as eligible to receive a retention bonus in the amount of $[____________] (the “Retention Bonus”), which will be payable to you as set forth below. To be eligible to earn the Retention Bonus, you must return an executed copy of this Agreement by December [●], 2025. Except as otherwise set forth in section 3, to earn the Retention Bonus, you must remain continuously employed with the Company and its affiliates, including, following the closing of the Transaction (the “Closing”), the Combined Company and its affiliates, through the Retention Period defined in section 2. Payment of the Retention Bonus is also contingent on your continued compliance with the restrictive covenants set forth in the Axalta Coating Systems Ltd. Amended and Restated Restrictive Covenant and Severance Policy (the “Severance Policy”). For purposes of the Retention Bonus, you will be deemed continuously employed during any approved leave of absence. The Retention Bonus is not considered earned until the end of the Retention Period defined in section 2 and is not payable except upon satisfaction of the terms and conditions set forth in this Agreement, including, in all events, the occurrence of the Closing. In the event the Closing does not occur for any reason, this Agreement shall be null and void and of no further force or effect.

2.    Retention Period.

The “Retention Period” shall begin on the Signing Date and shall end as of the date that is six months after the Closing.

3.    Termination or Resignation During Retention Period.

a.    Termination without Cause prior to the Closing. You will remain eligible, conditioned on the occurrence of the Closing, to receive a pro-rated Retention Bonus if your employment is terminated by the Company other than for Cause1 (and not due to your Disability) during the Retention Period and prior to the Closing, and you otherwise are eligible for the Retention Bonus at the time of your termination, provided that you first execute, and not revoke, a Separation and Release Agreement in a form provided to you by the Company and such Separation and Release Agreement becomes irrevocable on or before the payment date deadline set forth in section 4. The pro-rated Retention Bonus shall be equal to the entire Retention Bonus multiplied by a fraction, the numerator of which is the number of
1 A termination of employment with the Company, whether prior to, on or after the Closing, shall not be considered a termination without Cause if it results in your employment with an affiliate of the Company without any intervening period of unemployment.

calendar days from and including the first day of the Retention Period to and including the date your employment terminates and the denominator of which is equal to the total number of calendar days in the Retention Period.

b.    Termination without Cause or for Good Reason on or after the Closing. You will be entitled to the Retention Bonus if your employment is terminated (i) by the Combined Company and its affiliates other than for Cause (and not due to your Disability) or (ii) by you for Good Reason, in each case, during the Retention Period and upon or following the Closing, provided that you first execute the Separation and Release Agreement, if any, that you are required to execute to receive any severance benefits and such Separation and Release Agreement becomes irrevocable on or before the payment date deadline set forth in section 4.

c.    Definition of Cause. As used in this Agreement, “Cause” shall have the meaning ascribed to such term in the Severance Policy.

d.    Definition of Good Reason. As used in this Agreement, “Good Reason” shall have the meaning ascribed to such term in the Severance Policy; provided that such term shall be modified (i) to include a decrease of 5% or greater in your target annual bonus opportunity in effect as of immediately prior to your resignation for Good Reason (other than as a result of a reduction in your salary or base wage rate that does not constitute Good Reason under clause (i) of such term) and (ii) to exclude a material decrease in your authority or area of responsibility solely as a result of a change in your position immediately following the Closing.

e.    Termination Due to Death or Disability prior to, on or after the Closing. You or your heirs, as applicable, will remain eligible, conditioned on the occurrence of the Closing, to receive the Retention Bonus if, during the Retention Period, your employment terminates due to your death or the Company, the Combined Company or any of their respective affiliates terminates your employment during the Retention Period due to your Disability and (i) in each case, you otherwise are eligible for the Retention Bonus at the time of your termination and (ii) in the case of your Disability only, you first execute a Separation and Release Agreement in a form provided to you by the Company or the Combined Company, as applicable, and such Separation and Release Agreement becomes irrevocable on or before the payment date deadline set forth in section 4.

f.    Definition of Disability. As used in this Agreement, “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan in which you are a participant, “disability” (or words of similar import) as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if you qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether you have a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company or an affiliate does not sponsor a long-term disability plan in which you participate, Disability shall mean your inability to perform, with or without reasonable accommodation, the essential functions of your position for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or the affiliate or its insurers and acceptable to you or your legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.

4.    Time and Form of Payment.

Except as otherwise provided in the remainder of this section, the Retention Bonus will be paid in a lump sum, minus applicable taxes and withholding, within thirty (30) calendar days after the end of the Retention Period. If the Retention Bonus is payable due to a termination of your employment on or after the Closing, such portion of the Retention Bonus will be paid, minus applicable taxes and withholding, within forty-five (45) calendar days after the date of termination, but not before any required Separation and Release Agreement becomes irrevocable in accordance with its terms. If the Retention Bonus (or a pro-rated portion thereof, as applicable) is payable due to a termination of your employment prior to the Closing, such amount will be paid, minus applicable taxes and withholding, within forty-five (45) calendar days after the Closing, but not before any required Separation and Release Agreement becomes irrevocable in accordance with its terms.

    5.    At-Will Employment. Nothing in this Agreement alters the at-will nature of your employment with the Company, and both you and the Company remain free to terminate the employment relationship between you and the Company at any time.

    6.    Assignment. This Agreement may not be assigned by you, but may be assigned by the Company.

7.    Tax Consequences. The Retention Bonus is intended to comply with the “short term deferral” exception from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) and shall be interpreted in a manner consistent with this exception. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, your “separation from service” as defined by Section 409A. If any payment subject to Section 409A is contingent upon your delivery of a release and could occur in either of two calendar years, the payment will occur in the second calendar year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to you. You shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event will the Company or any of its affiliates have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

8.    Miscellaneous. This Agreement constitutes the entire understanding and agreement between you and the Company regarding the Retention Bonus and shall supersede any prior or existing agreement or understanding regarding the same subject matter. The rights and obligations of the parties hereunder shall be interpreted and enforced in accordance with the law of the Commonwealth of Pennsylvania, without giving effect to any choice-of-law rule that would require application of the law of a different jurisdiction. Neither this Agreement nor the Retention Bonus is a guarantee of continued employment or a permanent or recurring element of your compensation, nor shall it affect any other element of your compensation for which you may otherwise be eligible. The Retention Bonus shall not be considered part of your earnings for purposes of calculating current or future benefits under any compensation or benefit programs maintained or sponsored by the Company or the Combined Company, including retirement plans, 401(k) plans and the like.

9.    Confidentiality. The contents of this Agreement are confidential. If you disclose the contents of this Agreement to anyone other than immediate family, a financial planner or accountant, the Company’s Chief Human Resources Officer, or the Executive Committee member who presented the retention to you, then you forfeit your right to the entire Retention Bonus.

To accept this Retention Agreement and express your intent to be legally bound to its terms and conditions, please sign and date in the spaces provided below for “Agreed and Accepted By.” Please return a signed copy to [_____] on or before December [●], 2025.

Regards,

___________________________
Chris Villavarayan
President & Chief Executive Officer

In consideration of the mutual promises set forth herein, and intending to be legally bound hereby, I agree to the terms and conditions of this Retention Agreement.

AGREED AND ACCEPTED BY:

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Signature                        Date

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